State of Delaware
Secretary of State
Division of Corporations
Delivered 06:20 PM 07/15/2024
FILED 06:20 PM 07/15/2024
SR 20243144820 - File Number 7603992

AMENDMENT NO. 1 TO CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF JET.AI INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Jet.AI Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the "**Corporation**"), hereby certifies that:

1. This Amendment No. 1 to the Certificate of Designation of Series A Convertible Preferred Stock shall be effective as of the time of filing by the Delaware Secretary of State.

2. The following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware (the "**DGCL**").

3. The Corporation and holders of at least ninety percent (90%) of the outstanding shares of Series A Preferred Stock have approved this amendment.

NOW, THEREFORE, BE IT RESOLVED, Section 2(t) of the Certificate of Designations is amended and restated as follows:

> "**Series A Conversion Price**" shall mean 100% of the VWAP of the Common Stock during the five (5) Trading Days immediately preceding, but not including, the date of conversion, as adjusted pursuant to Section 8, *provided*, *however*, that in no event shall outstanding shares of Series A Preferred Stock be converted into more than 19.99% of the outstanding shares of Common Stock as of the date of issuance, until such time as the Company obtains the approval of its shareholders to issue in excess of such 19.99% in accordance with the rules and regulations of the Nasdaq Stock Market. If, at any time while the Series A Preferred Stock is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or enters into any agreement to issue, regardless of whether issued or not, or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then Series A Conversion Price (such lower price, the "**Base Conversion Price**" and such issuances, collectively, a "**Dilutive Issuance**") (if the holder of the Common Stock so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Series A Conversion Price, such issuance shall be deemed to have occurred for less than the Series A Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Series A Conversion Price shall be reduced to equal the Base Conversion Price. If the Company enters into a variable rate transaction, the Company shall be deemed to have issued Common Stock at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than the trading day following the issuance of any Common Stock subject to this subsection, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "**Dilutive Issuance Notice**"). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice, upon the occurrence of any Dilutive Issuance, the Holder is entitled to convert its Series A Preferred Stock based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion."

RESOLVED FURTHER, that Section 7(a) of the Certificate of Designations is amended and restated as follows:

> "(a) Optional Conversion. Each outstanding share of Series A Preferred Stock may be converted into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Series A Original Purchase Price by the Series A Conversion Price at any time or time to time by the holder thereof pursuant to this Section 7; *provided, however*, in no event shall outstanding shares of Series A Preferred Stock be converted into more than 19.99% of the outstanding shares of Common Stock until such time as the Company obtains the approval of its shareholders to issue in excess of such 19.99% in accordance with the rules and regulations of the Nasdaq Stock Market."

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to Certificate of Designation of the Series A Convertible Preferred Stock of Jet.AI Inc. on this 15th[th] day of July, 2024.

JET.AI INC.

By: ______________________________

Name: Mike Winston
Title: Interim CEO